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                              COMPANY PRESS RELEASE

Monday, March 20, 2000

For Immediate Release

Contact: James F. Arneson, Chief Financial Officer
         (360) 459-1100
         (360) 459-0137  fax

FIRST COMMUNITY FINANCIAL GROUP, INC. FOURTH QUARTER 1999 RESULTS

LACEY, WA, March 3 - First Community Financial Group, Inc., today announced net income of $1,360,000 for the year ended December 31, 1999, compared with $3,605,000 for 1998, and a net loss of $1,069,000 for the fourth quarter of 1999, compared with net income of $967,000 for the fourth quarter of 1998. Included in the 1999 fourth quarter is a special provision for loan losses of $3.25 million. Before this special provision, 1999 pre-tax operating income was $5,108,000 compared with $4,846,000 in 1998, an increase of 5.4%; and pre-tax operating income for the fourth quarter of 1999 was $1,635,000, compared with $1,495,000 in the fourth quarter of 1998, an increase of 9.4%.

The special provision was necessitated by a deterioration in the financial condition of one of First Community Bank's large public commercial loan customers. Late in the fourth quarter this customer reported a severe downturn in its financial condition. Although the customer is meeting its obligations to the Bank, its ability to do so in the future is in doubt. Accordingly, to reflect the potential loss on the loan, the Bank has made a special addition of $3.25 million to its allowance for credit losses. Should the customer continue to meet its obligations, the Bank may be in a position to reverse this provision.

1999 marked another year of solid growth for the Company. Loans grew $37 million, or 19% to $236 million and total assets climbed 8% to $294 million. Aside from the aforementioned loan, asset quality continues to improve. The ratio of nonperforming assets to total assets declined 39% from 1.83% to 1.12% during 1999 and delinquent loans are at historically low levels.

First Community Financial Group is the parent company of First Community Bank. FCB, with 16 offices in four western Washington counties, offers a full spectrum of financial services including, commercial, construction, residential and consumer lending, deposit products and other banking services. The bank also provides a broad range of investment services through its subsidiary FCB Financial Services, Inc. Further information about the bank may be found at www.fcbonline.com.


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Certain statements contained herein may constitute forward-looking statements within the meaning of the federal securities laws. Actual results and the timing of certain events could differ materially from those projected in the forward-looking statements due to a number of factors. Such risks and uncertainties with respect to the Company include those related to the economic environment, particularly in the region in which the Company operates, competitive products and pricing, fiscal and monetary policies of the federal government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management and asset/liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity.


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